UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 4, 2008
Date of Report (Date of earliest event reported)

WHITE MOUNTAINS INSURANCE GROUP, LTD.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	1-8993 (Commission file number)	94-2708455 (I.R.S. Employer Identification No.)

80 South Main Street, Hanover, New Hampshire 03755 (Address of principal executive offices)

(603) 640-2200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation Philosophy

The Company’s executive compensation policies are designed with one goal in mind, maximization of shareholder value over long periods of time.  The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) believes that this goal is best pursued by utilising a pay-for-performance program that closely aligns the financial interests of management with those of our shareholders.  The Company accomplishes this by emphasizing highly variable long-term compensation that is contingent on performance over a number of years rather than entitlements (such as base salary, pensions and employee benefits).  To that end, the Compensation Committee has established base salaries and target annual bonuses for Company executives that tend to be lower than those paid by other property and casualty (re)insurers, while granting the bulk of an executive’s target compensation as long-term incentive compensation.

Compensation Process

Our Compensation Committee is responsible for approving our compensation practices that affect executive officers and it specifically approves all compensation for our executive officers and for any employee with annual target compensation in excess of $1.5 million.  Following the initial public offering of OneBeacon Insurance Group, Ltd. in November 2006 (the “IPO”), our Compensation Committee determined that it would fully delegate to the Compensation Committee of the Board of Directors of OneBeacon (the “OneBeacon Committee”) authority for the compensation of OneBeacon’s officers, including those who might be Named Executive Officers (“NEOs”) of the Company.

Base Salaries

For 2008, the Compensation Committee determined that it was appropriate to increase the Company’s salary cap to $500,000 from $400,000.  It had been seven years since the last adjustment.  Each of our NEOs receives a salary of $500,000 other than Reid T. Campbell who receives a salary of $450,000.

Annual Bonus Programs

The Compensation Committee approved annual bonuses to be paid to the following NEOs of the Company under the Company’s annual bonus programs.  The annual bonuses approved with respect to 2007 are as follows: Raymond Barrette, $0; David T. Foy, $100,000; Robert R. Lusardi, $135,000; and Reid T. Campbell, $150,000.  The Compensation Committee approved Mr. Barrette’s recommendation that his normal bonus be allocated to key employees.

The OneBeacon Committee approved a total bonus of $250,000 to be paid to T. Michael Miller under OneBeacon’s annual bonus program.

There were no material changes to the Company’s annual bonus programs for 2008.

Long-Term Incentive Awards

2005-2007 Performance Cycle Award Payouts.  The Compensation Committee approved payouts at 64% of target on WTM performance shares to certain of the Company’s NEOs for the 2005-2007 performance share cycle, which resulted in the following payouts:  Mr. Foy, $1,943,040; Mr. Lusardi, $1,943,040; and Mr. Campbell, $647,680.   Mr. Barrette does not have, and is not expected to receive, any performance share awards.

The OneBeacon Committee approved a payout under the OneBeacon 2005-2007 performance unit plan at 132% of target, which resulted in a payout to Mr. Miller of $2,033,590.  In addition, the OneBeacon Committee approved a payout under the OneBeacon 2007 “stub” performance share cycle at 62.9% of target, which resulted in a payout to Mr. Miller of $948,078.

2008-2010 Performance Cycle Grants.  The Compensation Committee approved grants of target WTM performance shares for the 2008-2010 performance cycle to the NEOs of the Company (other than Messrs. Barrette and Miller) as follows: Mr. Foy, 7,500 performance shares; Mr. Lusardi, 7,000 performance shares; and Mr. Campbell, 5,000 performance shares.  Performance against the targets governing the performance shares will be confirmed by the Compensation Committee following the end of 2010 and the number of performance shares actually awarded at that time will generally range from 0% to 200% of the target number granted.

Performance for WTM performance share awards is measured against target growth in intrinsic business value per share of the Company over the cycle as determined by the Compensation Committee. For all outstanding performance cycles ending December 2008 and later, the Compensation Committee has determined to calculate growth in intrinsic business value per share by weighting growth in economic value per share and growth in tangible GAAP book value per share (50%/50%).

The OneBeacon Committee approved a grant of 202,184 target OneBeacon performance shares for Mr. Miller for the 2008-2010 performance cycle.  Performance against the targets governing the performance shares will be confirmed by the OneBeacon Committee following the end of 2010 and the number of performance shares actually awarded at that time will generally range from 0% to 200% of the target number granted.  In addition, the OneBeacon Committee approved a grant of 25,600 OneBeacon restricted stock units to Mr. Miller with a target value of $1,228,800. These units vest one-third on each of November 9, 2009, 2010 and 2011 subject to, for each vesting tranche of units, the attainment of 4% growth in OneBeacon’s adjusted book value per share from January 1, 2008 through the end of the calendar year immediately following the applicable vesting date.  Upon vesting, the units are subject to mandatory deferral into a deferred compensation plan administered by OneBeacon.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

DATED: March 4, 2008	By:	/s/ J. BRIAN PALMER
J. Brian Palmer
Chief Accounting Officer